AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998

                                FILE NO. 333-50879

                                    811-07351

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                       AND

                   POST-EFFECTIVE AMENDMENT NUMBER ONE TO THE

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                       GLENBROOK LIFE AND ANNUITY COMPANY
                               SEPARATE ACCOUNT A
                           (Exact Name of Registrant)

                       GLENBROOK LIFE AND ANNUITY COMPANY
                                3100 Sanders Road
                           Northbrook, Illinois 60062
                               (Name of Depositor)

                               MICHAEL J. VELOTTA
                  Vice President, Secretary and General Counsel
                       Glenbrook Life and Annuity Company
                                3100 Sanders Road
                           Northbrook, Illinois 60062
                                  847/402-2400
                (Name and Complete Address of Agent for Service)

                                   Copies to:

JOAN E. BOROS, ESQUIRE                    JOHN R. HEDRICK, ESQUIRE
Jorden Burt Boros Cicchetti               Allstate Life Financial Services, Inc.
Berenson & Johnson LLP                    3100 Sanders Road
1025 Thomas Jefferson Street N.W.         Northbrook, IL 60062
Suite 400 East
Washington, D.C. 20004

                        STATEMENT PURSUANT TO RULE 24f-2

The registrant hereby declares that it is registering an indefinite amount of securities pursuant to Rule 24f-2 under the Investment Company Act of 1940.

Title  of  Securities  Being  Registered:   Flexible  Premium  Deferred  Annuity
Contracts and Participating Interests Therein.

Approximate Date of Proposed Public Offering:  Continuous.

IT IS PROPOSED THAT THIS FILING WILL BECOME EFFECTIVE (CHECK APPROPRIATE BOX)

     _X_ immediately upon filing pursuant to paragraph (b) of Rule 485 ___ on May 1, 1998 pursuant to paragraph (b) of Rule 485
     ___  60 days after filing pursuant  to  paragraph  (a)(i)  of Rule  485
     ___  on  (date)  pursuant  to paragraph (a)(i) of Rule 485
     ___  75 days after filing pursuant to paragraph (a)(ii) of Rule 485

IF APPROPRIATE, CHECK THE FOLLOWING BOX:

This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Registrant is filing this Post-effective Amendment Number One for the sole purpose of including total return quotations in the Statement of Additional Information (Item 21 of the Form N-4: Calculation of Performance Data) and to include Exhibit 13 (Schedule for Computation of each Performance Quotation provided in the Registration Statement in response to Item 21).

Registrant does not intend for this Post-effective Amendment Number One to supercede or to delete any part of the Registration Statement except as specifically noted herein. Accordingly, Registrant hereby incorporates, by reference, its registration statement into this Post-Effective Amendment Number One.

THE STATEMENT OF ADDITIONAL INFORMATION DATED JUNE 1, 1998 FOR THE AIM LIFETIME PLUS(sm) II VARIABLE ANNUITY IS AMENDED AS FOLLOWS.

                      STATEMENT OF ADDITIONAL INFORMATION

In the Statement of Additional Information, under "Performance-Standard Total Returns," delete the fourth paragraph in its entirety and insert the following:

Standardized Total Returns for the periods ended December 31, 1997 follow.

(Without the optional Enhanced Death Benefit Rider or the optional Enhanced Death and Income Benefit Combination Rider)

                                                                10 Years or
                                                              Since Inception
Sub-Account                      One Year      Five Years       (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA              N/A
Balanced                           N/A            NA              N/A
Capital Appreciation              5.90%           NA             10.53%
Capital Development                N/A            NA              N/A
Diversified Income                1.83%           NA              6.29%
Global Utilities                 13.94%           NA             13.88%
Government Securities             0.61%           NA              1.84%
Growth                           19.12%           NA             17.30%
Growth & Income                  17.98%           NA             17.94%
High Yield                         N/A            NA              N/A
International Equity             -0.60%           NA              9.91%
Money Market                     -2.37%           NA              1.38%
Value                            15.98%           NA             13.89%



(with the optional Enhanced Death Benefit Rider)
                                                              10 Years or
                                                            Since Inception
Sub-Account                     One Year      Five Years       (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA               N/A
Balanced                           N/A            NA               N/A
Capital Appreciation              5.68%           NA             10.30%
Capital Development                N/A            NA               N/A
Diversified Income                1.62%           NA              6.06%
Global Utilities                 13.70%           NA             13.64%
Government Securities             0.40%           NA              1.63%
Growth                           18.87%           NA             17.05%
Growth & Income                  17.74%           NA             17.70%
High Yield                         N/A            NA               N/A
International Equity             -0.81%           NA              9.68%
Money Market                     -2.58%           NA              1.17%
Value                            15.73%           NA             13.65%


(with the optional Enhanced Death and Income Benefit Combination Rider)

                                                               10 Years or
                                                              Since Inception
Sub-Account                      One Year      Five Years       (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA               N/A
Balanced                           N/A            NA               N/A
Capital Appreciation              5.45%           NA             10.07%
Capital Development                N/A            NA               N/A
Diversified Income                1.40%           NA              5.84%
Global Utilities                 13.46%           NA             13.41%
Government Securities             0.19%           NA              1.41%
Growth                           18.62%           NA             16.81%
Growth & Income                  17.49%           NA             17.45%
High Yield                         N/A            NA               N/A
International Equity             -1.02%           NA              9.46%
Money Market                     -2.78%           NA              0.95%
Value                            15.49%           NA             13.41%




Under "Performance - Non-Standardized Total Returns," delete the third paragraph in its entirety and insert the following:

Non-standardized total returns for the periods ended December 31, 1997 follow.


(without the optional Enhanced Death Benefit Rider or the optional Enhanced Death and Income Benefit Combination Rider)

                                                               10 Years or
                                                              Since Inception
Sub-Account                    One Year      Five Years          (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA               N/A
Balanced                           N/A            NA               N/A
Capital Appreciation             12.26%           NA             17.36%
Capital Development                N/A            NA               N/A
Diversified Income                8.19%           NA              7.03%
Global Utilities                 20.31%           NA             13.89%
Government Securities             6.97%           NA              4.19%
Growth                           25.48%           NA             16.91%
Growth & Income                  24.34%           NA             19.79%
High Yield                         N/A            NA               N/A
International Equity             5.77%            NA             11.68%
Money Market                     3.99%            NA              3.86%
Value                            22.34%           NA             18.45%


(with the optional Enhanced Death Benefit Rider)

                                                               10 Years or
                                                              Since Inception
Sub-Account                    One Year      Five Years          (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA               N/A
Balanced                           N/A            NA               N/A
Capital Appreciation             12.04%           NA             17.12%
Capital Development                N/A            NA               N/A
Diversified Income                7.98%           NA              6.82%
Global Utilities                 20.06%           NA             13.66%
Government Securities             6.76%           NA              3.99%
Growth                           25.23%           NA             16.68%
Growth & Income                  24.10%           NA             19.55%
High Yield                         N/A            NA               N/A
International Equity              5.55%           NA             11.46%
Money Market                      3.78%           NA              3.65%
Value                            22.09%           NA             18.21%


(with the optional Enhanced Death and Income Benefit Combination Rider)

                                                               10 Years or
                                                              Since Inception
Sub-Account                    One Year      Five Years          (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA               N/A
Balanced                           N/A            NA               N/A
Capital Appreciation             11.82%           NA             16.89%
Capital Development                N/A            NA               N/A
Diversified Income                7.76%           NA              6.60%
Global Utilities                 19.83%           NA             13.44%
Government Securities             6.55%           NA              3.78%
Growth                           24.98%           NA             16.44%
Growth & Income                  23.85%           NA             19.31%
High Yield                         N/A            NA               N/A
International Equity              5.34%           NA             11.23%
Money Market                      3.58%           NA              3.45%
Value                            21.85%           NA             17.97%

Under "Performance - Historical Total Returns," delete the second paragraph in its entirety and insert the following:

Annualized adjusted historical total returns for the periods ended December 31, 1997 follow.



(without the optional Enhanced Death Benefit Rider or the optional Enhanced Death and Income Benefit Combination Rider)

                                                               10 Years or
                                                              Since Inception
Sub-Account                   One Year      Five Years          (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA               N/A
Balanced                           N/A            NA               N/A
Capital Appreciation              5.90%           NA             16.79%
Capital Development                N/A            NA               N/A
Diversified Income                1.83%           NA              6.25%
Global Utilities                 13.94%           NA             12.83%
Government Securities             0.61%           NA              3.33%
Growth                           19.12%           NA             16.34%
Growth & Income                  17.98%           NA             18.87%
High Yield                         N/A            NA               N/A
International Equity             -0.60%           NA             11.01%
Money Market                     -2.37%           NA              1.38%
Value                            15.98%           NA             17.90%


(with the optional Enhanced Death Benefit Rider)

                                                               10 Years or
                                                             Since Inception
Sub-Account                     One Year      Five Years        (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA               N/A
Balanced                           N/A            NA               N/A
Capital Appreciation              5.68%           NA             16.56%
Capital Development                N/A            NA               N/A
Diversified Income                1.62%           NA              6.03%
Global Utilities                 13.70%           NA             12.60%
Government Securities             0.40%           NA              3.12%
Growth                           18.87%           NA             16.10%
Growth & Income                  17.74%           NA             18.62%
High Yield                         N/A            NA               N/A
International Equity             -0.81%           NA             10.78%
Money Market                     -2.58%           NA              1.17%
Value                            15.73%           NA             17.66%


(with the optional Enhanced Death and Income Benefit Combination Rider)

                                                               10 Years or
                                                              Since Inception
Sub-Account                    One Year      Five Years          (if less)
--------------------------------------------------------------------------------
Aggressive Growth                  N/A            NA               N/A
Balanced                           N/A            NA               N/A
Capital Appreciation              5.45%           NA             16.32%
Capital Development                N/A            NA               N/A
Diversified Income                1.40%           NA              5.81%
Global Utilities                 13.46%           NA             12.37%
Government Securities             0.19%           NA              2.90%
Growth                           18.62%           NA             15.86%
Growth & Income                  17.49%           NA             18.38%
High Yield                         N/A            NA               N/A
International Equity             -1.02%           NA             10.56%
Money Market                     -2.78%           NA              0.95%
Value                            15.49%           NA             17.42%

PAGE C-1 IS DELETED IN ITS ENTIRETY (INCLUDING THE RESPONSES TO ITEMS 24A AND 24B OF THE FORM N4)AND REPLACED WITH THE FOLLOWING:

                            PART C OTHER INFORMATION

24A. FINANCIAL STATEMENTS

Glenbrook Life and Annuity Company Financial  Statements and Financial Statement
Schedules  are  contained  in  Part  A  of  Registrant's   initial  registration
statement*** and are incorporated herein by reference.

Glenbrook Life and Annuity Company Separate Account A Financial Statements are contained in Part B of Registrant's initial registration statement*** and are incorporated herein by reference.

24B. EXHIBITS

Unless otherwise indicated, the following exhibits, which correspond to those required by Item 24(b) of Part C of the Form N-4, are filed herewith:

(1) Resolution of the Board of Directors of Glenbrook Life and Annuity Company authorizing establishment of the Glenbrook Life and Annuity Company Separate Account A*
(2)  Not  Applicable
(3)  Form of  Underwriting  Agreement**
(4) Form of Glenbrook Life and Annuity Company Flexible Premium Deferred Variable Annuity Contract***
(5) Form of Glenbrook Life and Annuity Company Flexible Premium Deferred Variable Annuity Contract Application***
(6)  (a) Articles of Incorporation of Glenbrook Life and Annuity Company****
     (b) By-laws of Glenbrook Life and Annuity Company****
(7) Reinsurance Agreement between Glenbrook Life and Annuity Company and Allstate Life Insurance Company*
(8)  Participation  Agreement *
(9) Opinion and Consent of Michael J. Velotta, Vice President, Secretary and General Counsel of Glenbrook Life and Annuity Company***
(10) (a) Consent of Independent Certified  Public  Accountants***
     (b) Consent of  Attorneys***
(11) Not  Applicable
(12) Not  Applicable
(13) Performance Data Calculations
(14) Financial Data Schedule ******
(99) Powers of Attorney***

*Previously filed in Registrant's Form N-4 Registration Statement, No.033-62203 dated April 23, 1996 and incorporated by reference.

**Previously filed in Depositor's S-1 Registration No. 33-62193 dated March 22, 1996 and incorporated by reference.

***Previously filed in Registrant's Form N-4 Registration Statement, No. 333-50879, dated April 23, 1998 and incorporated by reference.

****Previously  filed  in  Depositor's  Form  S-1  Registration   Statement  No.
333-07275  dated June 28, 1996 and  incorporated  by reference.

*****Previously filed in Registrant's Form N-4 Registration Statement, No. 33-62203 dated August 8, 1995 and incorporated by reference.

******Previously  filed in  Depositor's  Form  10-K  filed on  March  31,  1998.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Glenbrook Life and Annuity Company Separate Account A, certifies that it meets the requirements of Securities Act Rule 485(b) for effectiveness of this Registration Statement and has caused this Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, and its seal to be affixed and attested, in the Township of Northfield, and State of Illinois on the 20th day of July, 1998.

              GLENBROOK LIFE AND ANNUITY COMPANY SEPARATE ACCOUNT A
                                  (REGISTRANT)
                     BY: GLENBROOK LIFE AND ANNUITY COMPANY
                                   (DEPOSITOR)

(SEAL)

Attest: /s/ BRENDA D. SNEED                    By: /s/MICHAEL J. VELOTTA
       --------------------                       ----------------------
        Brenda D. Sneed                            Michael J. Velotta
        Assistant Secretary                        Vice President, Secretary and
        and Assistant General Counsel              General Counsel

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Registration Statement has been duly signed below by the following Directors and Officers of Glenbrook Life and Annuity Company on the 20th day of July 1998.

* LOUIS G. LOWER, II             Chairman of the Board of Directors and
--------------------              Chief Executive Officer
Louis G. Lower, II               (Principal Executive Officer)

/s/ MICHAEL J. VELOTTA           Vice President, Secretary, General Counsel
----------------------           and Director
Michael J. Velotta

* PETER H. HECKMAN               President, Chief Operating Officer and Director
------------------
Peter H. Heckman

*JOHN R. HUNTER                  Director
--------------
John R. Hunter

*KEVIN R. SLAWIN                 Vice President
---------------                  (Principal Financial Officer)
Kevin R. Slawin

* MARLA G. FRIEDMAN              Vice President
-------------------
Marla G. Friedman

* G. CRAIG WHITEHEAD             Senior Vice President and Director
--------------------
G. Craig Whitehead

* JAMES P. ZILS                  Treasurer
----------------
James P. Zils

* CASEY J. SYLLA                 Chief Investment Officer
----------------
Casey J. Sylla

* KEITH A. HAUSCHILDT            Assistant Vice President and Controller
---------------------
Keith A. Hauschildt              (Principal Accounting Officer)

* By Michael J.  Velotta,  pursuant  to Power of  Attorney  filed previously.